Exhibit 10.1

Separation Agreement

between

Freyr Battery Norway AS

(the Company)

and

Steffen Føreid

(the Employee)

This Separation Agreement (the Agreement) is entered into and effective from 4 April 2022
(the Effective Date).

The parties have agreed to end the employment relationship between the Employee and the Company and settle any and all claims between the parties in accordance with the following terms and conditions:

1.	The employment relationship between the Employee and the Company shall be terminated with effect from the second day following the filing by Freyr Battery with the U.S. Securities Exchange Commission of the Form 10-Q with respect to its first quarter 2022 results (the Termination Date). Subject to a postponement of the planned filing date for such Form
10-Q, the Termination Date will be 13 May 2022.
2.	All rights and obligations under the Contract of Employment dated 18 May 2021 (the Employment Agreement) shall remain in effect until and shall lapse upon the Termination Date, unless otherwise provided for in this Agreement. The Employee is eligible to participate in the Company’s insurance and pension schemes until the Termination Date. An offer of continuation insurance will be issued in accordance with applicable law.
3.	The Employee shall be released from the tasks pertaining to the Freyr Group CFO position from the Effective Date but shall remain in the position as the Company’s CFO until the Termination Date. From the Effective Date the Group CFO shall be accountable for External Financial Reporting, Investor Relations, Financing, Financial planning, Treasury and IT, provided, however, that the Employee, as part of the hand-over process, shall continue the day-to-day follow-up of these activities. The Employee shall until the Termination Date use his best endeavours to perform his duties under the Employment Agreement in a satisfactory manner. Further, the Employee shall cooperate in the hand-over process and do his best to make this process as clean and effective as possible. After the Termination Date, the Employee shall, on the Company’s reasonable request, make himself available for required hand-over assistance during the period of 9 months following the Effective Date (irrespective of the Termination Date).
4.	The Employee shall not take on other employment, duty or commission until the Termination Date without the Company’s written consent.

5.	As severance pay the Employee shall receive an amount equivalent to 9 months’ base salary, calculated to equal NOK 2,550,000, less any salary payments made in the period from the Effective Date to the Termination Date and any applicable deductions (the Severance Pay). The Severance Pay shall also compensate for any hand-over assistance after the Termination Date as outlined in clause 3 above.

The Severance Pay shall be paid as a lump sum on 20 May 2022 (the Payment Date), which is the Company’s first ordinary pay day following the Termination Date. Payment of the Severance Pay is conditional upon the Employee using his best endeavours to perform his duties under the Employment Agreement in a satisfactory manner until the Termination Date. The Severance Payment shall not be deemed as pensionable income and shall not imply accrual of any holiday allowance.

6.	The Employee shall receive accrued, but previously unpaid, holiday allowance until the Termination Date. The holiday allowance shall be paid on Payment Date. Any accrued holiday shall be considered taken out by the Employee prior to the Termination Date and the Employee is not entitled to any additional compensation in this regard.
7.	The Employee shall receive fifty (50) percent of the 2021 cash bonus, calculated in accordance with the Company’s short term incentive program for 2021 to equal NOK 600,000 (the 2021 Bonus). The payment of the 2021 Bonus shall be made on Payment Date.
8.	The Employee agrees to waive his rights to his 179,030 vested options in Freyr Battery and as compensation receive a settlement in cash (the Vested Options Settlement). The Vested Options Settlement is calculated to equal NOK 17,858,243. The payment of the Vested Options Settlement shall be made on Payment Date. All unvested options and any equity awards held by the Employee shall be cancelled as of the Termination Date, and the Employee shall not be entitled to any consideration other than as set forth in this Section 8.
9.	The restrictive covenants agreed in the Employment Agreement section 13 shall apply for 6 months following the Termination Date.
10.	Each party shall be responsible for taxes, duties etc. for which such party is liable to pay because of this Agreement. The Company shall make any such deductions for taxes that follows from ordinary rules before payments are made to the Employee, and the amounts will be reported to the tax authorities in accordance with applicable law.
11.	The Employee shall on the Termination Date return to the Company all property in the Employee’s possession, custody or control belonging to the Company, cf. clause 16.3 of the Employment Agreement.
12.	The Company shall issue a letter of reference to the Employee in accordance with the ordinary procedures of the Company.

13.	This Agreement resolves all outstanding matters in relation to the employment relationship and the termination thereof. Payment of the Severance Pay, the 2021 Bonus, the Vested Options Settlement and the holiday allowances according to paragraph 6 of this Agreement finally settles any and all claims which the Employee may have against the Company to the extent permitted under applicable law.
14.	The Employee shall not disclose any confidential information of any nature to any third party, irrespective of the termination of the Employment Agreement. The Employment Agreement’s confidentiality clause (section 12) shall form an integrated part of this Agreement.
15.	This Agreement shall be governed by and construed in accordance with Norwegian law.

* * *

On behalf of the Company:
/s/ Jan Arve Haugan	/s/ Steffen Føreid
Jan Arve Haugan	Steffen Føreid

President and Managing Director

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